Exhibit 99.1

THE MEDICINES COMPANY ANNOUNCES PROPOSED OFFERING OF COMMON STOCK

PARSIPPANY, N.J., (BUSINESS WIRE) — January 16, 2007—The Medicines Company (NASDAQ: MDCO) today announced its intention to offer 6,000,000 shares of its common stock pursuant to an effective shelf registration statement in an underwritten public offering.  The Company intends to grant the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock.

Bear, Stearns & Co. Inc. and Merrill Lynch & Co. are acting as joint book-running managers for the offering.  Pacific Growth Equities, LLC, RBC Capital Markets and Leerink Swann & Co., Inc. are acting as co-managers for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.  The offering may be made only by means of a prospectus supplement and an accompanying prospectus.  Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained by sending a request to Bear, Stearns & Co., Inc., 383 Madison Ave., New York, New York 10179, or to Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About The Medicines Company: The Medicines Company is a pharmaceutical company committed to delivering innovative, cost-effective acute care hospital products in the worldwide hospital marketplace.  The Company markets Angiomax® (bivalirudin) in the U.S. and other countries for use in patients undergoing coronary angioplasty, a procedure to clear restricted blood flow in arteries around the heart.  The Company also has two products in late-stage development, Cleviprex™ (clevidipine) and cangrelor.

Contact:                           Michael Mitchell
Executive Director, Corporate Affairs
The Medicines Company
973-656-1616
investor.relations@themedco.com